Exhibit 21

Subsidiaries

(i)           China Liaoning DingXu Ecological Agriculture Development Co, Ltd. (“CLAD BVI”), a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of the registrant

(ii)            Panjin Hengrun Biological Technology Development Co., Ltd. 盘锦恒润生物技术开发有限公司 (“Panjin Hengrun”), a limited liability company organized under the laws of the People’s Republic of China and a 99% owned subsidiary of CLAD BVI

(iii)            Liaoning Dingxu Ecological Agriculture Development Co., Ltd.辽宁鼎旭生态农业发展有限公司, a limited liability company organized under the laws of the People’s Republic of China and a variable interest entity of Panjin Hengrun